Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, of our report dated March 31, 2021, relating to the financial statements of Dragoneer Growth Opportunities Corp. II, appearing in the entity’s Annual Report on form 10-K for the year ended December 31, 2020.

/s/ WithumSmith+Brown, PC

New York, New York
February 14, 2022